Exhibit 99.1

NEWS RELEASE

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media Erin Davis 314.554.4135 edavis@ameren.com	Analysts Andrew Kirk 314.554.4859 akirk@ameren.com

For Immediate Release

Executive Vice President and Chief Information and Digital Officer of Hilton Worldwide Holdings Elected to Ameren Board of Directors

ST. LOUIS (Dec. 18, 2018) — The Board of Directors of Ameren Corporation (NYSE: AEE) announced today that Noelle K. Eder has been elected to the Ameren Board of Directors effective December 15, 2018.

Eder has served as the Executive Vice President and Chief Information and Digital Officer of Hilton Worldwide Holdings Inc. since March 2018. Hilton Worldwide Holdings Inc. is one of the world’s largest hospitality companies and is engaged in managing, franchising, owning and leasing hotels and resorts. An established leader in the technology field, Eder previously served as Chief Card Customer Experience Officer for Capital One Financial Corporation. Earlier in her career, Eder held a number of leadership roles at Intuit, where her responsibilities spanned strategy, product management, technology, customer experience, and payment operations.

“We are extremely pleased to have Noelle join the Ameren Board of Directors,” said Warner L. Baxter, Chairman, President and Chief Executive Officer of Ameren. “As we continue to transform our business to meet our customers’ future energy needs and expectations, Noelle’s expertise in leading companies through digital transformations, as well as her commitment to the customer experience, will bring tremendous value to our customers, shareholders and Board of Directors.”

Eder’s election increases the size of the Ameren board of directors from 13 members to 14. Eder will serve on the Audit and Risk Committee and the Nuclear and Operations Committee of the Board.

NEWS RELEASE

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric distribution and transmission service, as well as natural gas distribution service, while Ameren Missouri provides vertically integrated electric service, with generating capacity of nearly 10,300 megawatts, and natural gas distribution service. Ameren Transmission Company of Illinois develops regional electric transmission projects. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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